Exhibit 10.16

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into this 10th day of December, 2002 by and among SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, a South Dakota limited liability company (“SDSP”), URETHANE SOY SYSTEMS, CO., an Illinois corporation (“USSC”), BRUCE KURTH, ED KURTH, JOHN KURTH, RICHARD KURTH, JOHN WAWAK, and FORREST HICKMAN (collectively the “Sellers”).

RECITALS

A.            The Sellers desire to sell to SDSP, and SDSP desires to purchase from the Sellers, 22,500 shares of USSC common stock (the “Purchased Shares”), subject to the terms and conditions set forth in this Stock Purchase Agreement (the “Agreement”).

B.            USSC desires to issue to SDSP, and SDSP desires to purchase from USSC, an additional 28,125 shares of USSC common stock (the “Issued Shares”) subject to the terms and conditions set forth in this Agreement.

C.            Other understandings have been agreed upon by the parties and are set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1.             SALE AND PURCHASE OF SHARES

1.1          Initial Transfers and Stock Dividends.  USSC is authorized to issue 100,000 shares of common stock. On the Closing Date, USSC shall declare a stock dividend of 1.5 shares of common stock for each one share of common stock outstanding.

1.2          Shares and Shareholders.  Schedule 1.2 sets forth common stock ownership for each record owner of shares of the Company’s common stock, including the transfers and sales described herein.

1.3          Sale of Shares.  On the Closing Date and subsequent to the declaration of the stock dividend provided for in Section 1.1, Sellers shall sell, transfer, convey, assign, and deliver to SDSP, and SDSP shall purchase, acquire, and accept from Sellers, the Purchased Shares, free and clear of all encumbrances, claims, liens, security interests or restrictions on transfer.  The number of shares sold by each Seller is identified in

Schedule 1.2.  All right, title and interest in and to the Purchased Shares shall be transferred to SDSP at Closing, notwithstanding that SDSP shall pay the purchase price in installments.  Sellers will pay any transfer taxes and excise taxes incurred by any party in connection with the sale of the Purchased Shares.

1.4          Issuance of Shares.  On the Closing Date, USSC shall sell, transfer, convey, assign and deliver to SDSP, and SDSP shall purchase, acquire and accept from USSC, the Issued Shares free and clear of all encumbrances, claims, liens, security interests, or restrictions on transfers.  All right and title and interest in and to the Issued Shares shall be transferred to SDSP at Closing, notwithstanding that SDSP shall pay the purchase price in installments.  USSC will pay any transfer or issuance taxes and excise taxes incurred by any party in connection with the sale of the Issued Shares.

1.5          Vote for Plan of Reorganization.  Following completion of the sale of the Purchased Shares and Issued Shares on the Closing Date and any time thereafter, USSC’s board of directors will review alternatives to USSC continuing its business operations as an Illinois corporation taxed as a “C” corporation for federal income tax purposes.  It will be the objective of the board of directors to continue USSC’s business operations in a new business structure that will allow for maximum distributions of cash with minimum tax consequences.  Sellers hereby grant SDSP the right to vote their shares of common stock in favor of the board of directors’ recommended plan of reorganization.

1.6          Intellectual Property.  Following completion of the sale of the Purchased Shares and Issued Shares on the Closing Date and any time thereafter, Ultra Foam, Inc.  shall have a right of first refusal to purchase from USSC any patent or patent applications for letters patent in the event that USSC (i) is insolvent and in the process of liquidating its assets, or (ii) is operating or in liquidation under a voluntary or involuntary bankruptcy petition, or (iii) intends to sell, transfer or otherwise dispose of any patent or patent applications for letters patent.  The right of first refusal shall only apply to offers for sale, transfer or other disposition accepted by USSC.  USSC shall provide Ultra Foam, Inc. with notice of the pending sale, transfer or other disposition of one or more patents and/or applications for letters patent, including identification of the patents and/or applications for letters patent, the purchase price, other terms  and the name and address of the purchaser.  Ultra Foam, Inc. shall have  60 days from the date of the notice within which to match the third party purchaser’s offer by giving written notice to USSC and the third party purchaser.  If Ultra Foam, Inc. timely exercises its right of first refusal, Ultra Foam, Inc. shall purchase, and USSC shall sell, the patents and/or applications for letters patent, and closing shall occur within sixty (60) days following the giving of notice of exercise of the right of first refusal.  If Ultra Foam, Inc. fails to timely exercise its right of first refusal, then USSC shall be free to sell, transfer or dispose of the patents and/or applications for letters patent to the third party purchaser in accordance with the terms and conditions of the offer disclosed to Ultra Foam, Inc.

1.7          Payment of Ultra Foam Account. On the Closing Date, USSC shall pay to Ultra Foam, Inc. the sum of $275,000.00.  Any remaining balance owed by USSC to Ultra Foam, Inc. will be kept current. USSC shall release Ultra Foam and Sellers from all personal guarantees of Ultra Foam and Sellers on the following debts and obligations of USSC: (1) Master Lease No. 00-1006-01 dated October 6, 2000, between USSC, as lessee, and G & G Financial Services, as lessor, which lease was assigned to LaSalle National Bank; and (2) Business Loan Agreement in the principal amount of $100,000.00 dated December 3, 2001, between USSC and LaSalle National Bank.

2.             PURCHASE PRICE

2.1          The purchase price for the Purchased Shares shall be $180.00 per common share for a total of $4,050,000.00.

2.2          The purchase price for the Issued Shares shall be $160.00 per common share for a total of $4,500,000.00.  The proceeds from the sale of the Issued Shares shall be used by USSC as working capital and for the purchase of capital assets in accordance with a plan of operation to be developed and approved by USSC’s board of directors.

3.             PAYMENT OF PURCHASE PRICE

3.1          All payments of the purchase price for the Purchased Shares are identified in Schedule 3.1.  All payments shall be without interest.  All payments shall be by wire transfer or cashier’s check.  Payment of the purchase price shall be completed as follows:

3.1.1       34% of the purchase price shall be paid to each Seller, his heirs or assigns, within 90 days following the approval of a registration statement by the United States Securities and Exchange Commission (“SEC”) for sale of securities to be conducted by SDSP to raise the funds necessary to pay the purchase prices for the Purchased Shares and Issued Shares, or the 365th day following the Closing if SDSP has filed with the SEC the registration statement within 60 days following the Closing, whichever is the earliest to occur (the “ First Funding Date”).  If SDSP has not filed with the SEC the registration statement within 60 days following the Closing, the 365 day period referenced in this Section 3.1.1 shall be reduced to 300 days.

3.1.2       22% of the purchase price shall be paid to each Seller, his heirs or assigns, on the first annual anniversary of the First Funding Date.

3.1.3       22% of the purchase price shall be paid to each Seller, his heirs or assigns, on the second anniversary of the First Funding Date.

3.1.4       22% of the purchase price shall be paid to each Seller, his heirs or assigns, on the third anniversary of the First Funding Date.

3.1.5       In the event SDSP sells all or substantially all of its shares of USSC stock prior to the last date of payment of the purchase price as set forth in Section 3.1.5 of this Agreement (“the Subsequent Sale”), SDSP shall pay in full the purchase price for the Purchased Shares on or before the closing date of the Subsequent Sale, provided, however, that the amount of the purchase price due on said closing date shall not exceed the net sale proceeds realized by SDSP in the Subsequent Sale.  For purposes of this section, “substantially all” shall mean a number of shares that would give the purchaser of such shares a majority of the total outstanding shares of USSC stock.  This section shall not apply if the purchaser in the Subsequent Sale is a person, association, partnership, limited liability company, corporation or joint stock company or trust that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with SDSP.  Control shall be defined as (i) ownership of a majority of the voting power of all classes of voting stock or (ii) ownership of a majority of the beneficial interests in income and capital of an entity other than a corporation.

3.2          The purchase price for the Issued Shares shall be paid by SDSP to USSC in twelve (12) quarterly payments of Three Hundred Seventy-Five Thousand and No/Dollars ($375,000.00).  The first payment will be due on the Closing Date and will be prorated based upon the number of days remaining in the calendar quarter from the date of the purchase of the Issued Shares.  The remaining eleven (11) payments will be made on the first day of each calendar quarter commencing January 1, 2003.  SDSP will make a final payment on October 1, 2006, for the difference between $375,000.00 and the amount of the first, prorated payment.  All payments shall be without interest.  All payments shall be by wire transfer or cashier’s check.

4.             CLOSING

4.1          Date, time, and Place of Closing.  The closing of the transactions (the “Closing”) described in this Agreement shall take place on a date and at a time set by

SDSP, but no later than January 1, 2003, unless otherwise agreed by the parties. Subject to the terms and conditions set forth in this Agreement, the Closing of the purchase and sale of the Purchased Shares and Issued Shares shall take place at the offices of USSC, in Princeton, Illinois, or at such other place as may be mutually agreed upon by the parties on the Closing Date.  Notwithstanding any provision in this Agreement to the contrary, if SDSP has not obtained the consents required by this Agreement, or determined that the due diligence completed is satisfactory to SDSP, prior to the Closing Date, SDSP shall have the right to terminate this Agreement by giving written notice to the other parties.

4.2          Documents to be Delivered by Sellers at Closing.  At Closing, Sellers shall deliver to SDSP the following instruments and other documents, in each case, in such form as SDSP may reasonably request:

4.2.1       Consents from all persons from whom consent is required in order for Sellers to enter into the transactions contemplated by this Agreement.

4.2.2       Stock certificates and respective stock powers representing the Purchased Shares.

4.2.3       Releases of any encumbrances, claims, liens, security interests, or restrictions upon the Purchased Shares.

4.3          Documents to be Delivered by SDSP at Closing.  At Closing, SDSP will execute and deliver the following instruments and other documents:

4.3.1       To USSC, cashier’s check or wire transfer deposit confirmation in the amount of the prorated $375,000.00 payment as provided in Section 3.2.

4.3.2       To USSC, identification of the five directors elected by SDSP, and confirmation of the identity of SDSP’s Chief Executive Officer who shall serve as President of the USSC Board of Directors.

4.4          Documents to be Delivered by USSC at Closing.  At Closing, USSC shall execute and deliver to SDSP the following instruments and other documents, in each case in such form as SDSP may reasonably request:

4.4.1       A Writing in Lieu of Meeting of Directors (currently serving) of USSC, in the form of Schedule 4.4.1, authorizing USSC to enter into this Agreement, authorizing the stock dividend, and authorizing the issuance of stock to SDSP.

4.4.2       Resignations from USSC’s officers and directors.

4.4.3       A Writing in Lieu of Meeting of Directors (newly elected) of USSC, in the form of Schedule 4.4.3, electing officers, appointing a new registered agent and registered office and approving Agreements and General Releases for James N. Jackson and Richard W. Muckey.

4.4.4       Copies of signed Agreements and General Releases for James N. Jackson and Richard W. Muckey.

4.5          Documents to be Delivered by Sellers and Thomas Kurth at Closing.  At Closing, Sellers and Thomas Kurth shall execute and deliver the following instruments and other documents, in each case in such form as SDSP may reasonably request:

4.5.1       Identification of the two directors to be elected by Sellers and Thomas Kurth.

4.6          Documents to be Delivered by the Shareholders of USSC.  At Closing, USSC’s shareholders shall execute and deliver to SDSP the following instruments and other documents, in each case in such form as SDSP may reasonably request:

4.6.1       A Writing in Lieu of Meeting of Shareholders of USSC, in the form of Schedule 4.6.1, amending USSC’s By-Laws.

4.7          Documents to be Delivered by Thomas Kurth and Richard Kurth at Closing.  At Closing, Thomas Kurth and Richard Kurth shall execute and deliver to USSC the following instruments and other documents, in each case in such form as SDSP may reasonably request:

4.7.1       In the case of Thomas Kurth, a Transitional Employment Agreement in the form of Schedule 4.7.1.a.  In the case of Richard Kurth, an Employment Agreement in the form of Schedule 4.7.2.b.

4.7.2       Employee Non-Competition and Confidentiality Agreements in the forms of Schedule 4.7.2.

4.8          Due Diligence.  SDSP has been conducting a due diligence review of USSC’s assets, books, and operations.  USSC and Sellers hereby agree to cooperate in good faith to assist SDSP in completing its due diligence review.  SDSP will endeavor to complete its due diligence prior to January 1, 2003. Notwithstanding the foregoing, SDSP’s failure to complete its due diligence review within the time lines set forth herein shall not give USSC and Sellers any right to terminate this Agreement or the transactions set forth herein, or the right to damages arising from any delay in completing the due diligence review.  SDSP’s due diligence review may include but not be limited to (i) a review of USSC’s articles of incorporation and by-laws, (ii) completion of an audit of USSC’s financial records by a certified public accountant selected by SDSP, (iii) review of all of USSC’s contractual obligations, employment obligations, liabilities, and guarantees, (iv) review of USSC’s assets, including those not contained in the financial statements, (v) completion of an environmental audit of USSC’s properties and business activities, including compliance with Environmental Laws, as defined in Section 5.14.1 of this Agreement, and (vi) a review of any stock options, warrants, conversion rights or privileges, and offers to sell or issue securities of any kind. If requested by USSC, SDSP will execute and deliver to USSC a Confidentiality Agreement as part of the due diligence review.

5.             REPRESENTATIONS AND WARRANTIES OF USSC AND SELLERS

Bruce Kurth, Ed Kurth, John Kurth, Richard Kurth, John Wawak and Forrest Hickman, each for himself represents and warrants to SDSP that the following information is true and accurate to the best of his information, knowledge and belief and USSC represents and warrant to SDSP that the following information is true and accurate:

5.1          Authorization.  USSC has the authority to execute and deliver this Agreement and to perform USSC’s obligations hereunder.  This Agreement is a valid and legally binding obligation of USSC and Sellers, enforceable against USSC and Sellers in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Sellers will have at Closing (i) good, absolute, and marketable title to the Purchased Shares, free and clear of any liens, claims, encumbrances, security interests or restrictions of any kind, and (ii) the complete and unrestricted right, power, and authority to sell, transfer, and assign to SDSP the Purchased Shares in accordance with this Agreement.  USSC will have at Closing (i) good, absolute, and marketable title to the Issued Shares, free and clear of any liens, claims, encumbrances, security interests or restrictions of any kind, and (ii) the complete and unrestricted right, power, and authority to sell, transfer, and assign to SDSP the Issued Shares in accordance with this Agreement.

5.2          Incorporation and Good Standing.  USSC is duly organized, validly existing and in good standing under the applicable laws of the state of its incorporation and has all necessary power and authority to own, lease, and operate its properties and assets and to conduct its business as its business is now being conducted.  USSC has delivered to SDSP complete and accurate copies of USSC’s articles of incorporation and bylaws, including all amendments thereto.  USSC is qualified to do business and is in good standing in each state in which it transacts business.  USSC does not have any subsidiaries nor any direct or indirect equity interest in any corporation, partnership, or other entity.

5.3          Capitalization.  The authorized capital stock of USSC consists of 100,000 shares of common stock, no par value, 25,000 shares of which are outstanding.  The Purchased Shares and Issued Shares are collectively referred to herein as the “Shares”.  The Shares have been validly authorized and issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights, or of any federal or state securities law.  On the date hereof, the Shares are owned beneficially and of record by the Sellers as set forth on Schedule 1.2.  There are and will be on the Closing Date no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating USSC or Sellers to issue any additional shares of its capital stock of any class or any other securities of any kind except for the agreement contained in James N. Jackson’s Employment Agreement, and except for the outstanding convertible securities represented by a Subordinated Convertible Note dated February 13, 2002, held by Richard P. Kiphart.  There are no agreements that relate to the voting or control of the Shares.

5.4          No Conflicts.  Neither the execution and delivery of this Agreement nor the fulfillment of or compliance with the terms and provisions hereof will violate, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, the articles of incorporation or bylaws of USSC, any contract, agreement, mortgage, deed of trust, or other instrument or obligation to which USSC and Sellers are parties or by which any of them is bound, or violate any provision of any applicable law or regulation or of any order, decree, writ or injunction of any court or governmental body, or result in the creation or imposition of any lien, claim, restriction, security interest or encumbrance of any nature whatsoever on any property or asset of USSC and Sellers or on the Shares.

5.5          Financial Statements.  USSC has delivered to SDSP copies of a balance sheet for USSC dated October 31, 2002 (the “Balance Sheet Date”), and the related statement of income (hereinafter collectively referred to as the “Financial Statements”).  The Financial Statements  fairly present the financial condition of USSC at the dates mentioned and the results of its operations for the periods specified.  The Financial Statements disclose all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) of USSC as of the Balance Sheet Date, reflect adequate reserves for all reasonably anticipated losses, claims, and costs, and include appropriate reserves for all taxes and other liabilities accrued or due at such dates but not yet paid.

5.6          Indebtedness For Borrowed Money; Contingent Obligations; Guaranties.  USSC has delivered to SDSP complete and accurate copies of all instruments evidencing or relating to USSC’s indebtedness for borrowed money.  USSC is not in default or violation of any provision of any agreement evidencing or relating to its indebtedness for borrowed money.  These copies set forth a complete and accurate description of all contingent liabilities and guarantees by USSC of any obligation or liability of any person or entity, including without limitation any guaranties of installment sales contracts, leases or customer purchase or lease paper sold to third parties, insurance or service contracts or reimbursement commitments.

5.7          Tax Matters.  USSC has failed to file its 2000 and 2001 federal, state, and local tax returns required to be filed by it.  Notwithstanding a failure to file tax returns, all federal, state, local, and foreign income, ad valorem, excise, b&o, sales, use, payroll, unemployment, and other taxes and assessments that are due and payable by USSC have been properly computed, fully paid, and discharged.  The only unpaid taxes that require payment by USSC or on behalf of USSC, are current taxes not yet due and payable.

5.8          Transactions Since Balance Sheet Date.  Since the Balance Sheet Date or as anticipated by this Agreement, (i) USSC has not incurred any debts, liabilities, or obligations except current liabilities in the ordinary course of business and except for those debts, liabilities and obligations identified in Schedule 5.8 attached to this Agreement; discharged or satisfied any liens or encumbrances, or paid any debts, liabilities, or obligations, except in the ordinary course of business; mortgaged, pledged, or otherwise subjected to any lien or other encumbrance any of its properties or assets; canceled any debt or claim; sold or transferred any properties or assets except sales from inventory in the ordinary course of business; nor entered into any transaction other than in the ordinary course of business; (ii) there has not been any change in the financial condition, net income, assets, liabilities, operations, or business of USSC other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been material; (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of, or any repurchase or acquisition of, the capital stock of USSC; (iv) USSC has not issued any securities or options to purchase any securities of any nature whatsoever; (v) USSC has not increased the compensation, commissions, bonuses, or other remuneration payable to any officer, director, employee, or to any other person or entity, whether now or hereafter payable; (vi) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, properties or business of USSC; (vii) USSC has not made any capital expenditure or commitment in excess of $20,000.00 for additions to property, plant, or equipment; (viii) USSC has not made any loan or advance to any person or entity, guaranteed any obligation or liability of any person or entity, including (without limitation) any guaranties of any installment sales contracts or leases, or given any indemnification to any person or entity; (ix) USSC has not granted any waiver or release of any claim or right, or canceled any debt or claim held by it; (x) USSC has not amended or terminated any material contract, agreement, or license to which it is a party; and (xi) USSC has not agreed, in writing or otherwise, to do or permit any of the foregoing.

5.9          Litigation.  USSC and Sellers have provided complete and accurate descriptions of all orders, decrees, writs or injunctions of any court or governmental body applicable to USSC and Sellers and all legal actions, suits, arbitrations, condemnation actions, or other proceedings pending or threatened against USSC and Sellers with respect to the Shares, or against USSC or any of its properties, assets, or business.  USSC and Sellers are not aware of any facts that might result in any other action, suit, arbitration, or proceeding.

5.10        Compliance With Laws.  There are no existing violations of federal, state, or local laws, ordinances, rules, codes, regulations, or orders by USSC which might materially affect the properties, assets, or business of USSC.  USSC is not subject to any restriction, judgment, order, writ, injunction, decree, or award, which materially or adversely affects or is likely to materially or adversely affect the business, operations, properties, assets, or condition (financial or otherwise) of USSC.

5.11        Contracts And Agreements.  USSC has provided a complete and accurate description of all material contracts and agreements to which USSC is a party or by which it or any of its property is bound.  All such contracts and agreements are in full force and effect and neither USSC nor the other party are in breach of any of the provisions thereof.  USSC is not a party to any contract or agreement which materially or adversely affects or is likely to materially or adversely affect the business, operations, properties, assets, or condition (financial or otherwise) of USSC.

5.12        Personnel.  USSC has provided SDSP with copies of employment agreements with James N. Jackson and Richard W. Muckey.  Bruce Kurth, Ed Kurth and John Kurth dispute that these employment agreements are legally binding upon USSC and warrant and represent that they as members of USSC’s board of directors never authorized or approved the same.  Except as otherwise disclosed herein, there does not exist between USSC and any person or entity any employment agreements or contracts, oral or written, and all employees are employed at will.  USSC is not a party to or bound by any collective bargaining agreement, nor has USSC experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining dispute.  USSC has not committed any unfair labor practice.  There are no unions representing any employees of USSC.  USSC has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of USSC.  USSC has paid or has made provision for the payment of all compensation due any person or entity and has complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the compensation of its employees.

5.13        Full Disclosure.  No representation or warranty by USSC and Sellers, in this Agreement or in any of the Schedules attached hereto, or other statement in writing or certificate furnished or to be furnished to SDSP by or on behalf of USSC and, Sellers in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

5.14        Environmental.

5.14.1     USSC and Sellers represent and warrant that:

(a)           Any Hazardous Substances  generated, used, treated or stored on, or transported to or from, any of USSC’s owned or leased real property or any property adjoining any of USSC’s owned or leased real property have been in compliance with Environmental Laws.

(b)           Hazardous Substances have not been stored, released or disposed of on, under, or migrating from, or in groundwater under, any of USSC’s owned or leased real property or any property adjoining any of USSC’s owned or leased real property;

(c)           Environmental permits have been obtained and are in effect for the operations conducted at USSC’s owned or leased real property;

(d)           There are no pending applications for issuance or renewal of any Environmental Permits for the operations conducted at any of USSC’s owned or leased real property;

(e)           USSC is in compliance with all applicable Environmental Laws and the requirements of all Environmental Permits pertaining to its owned or leased real property;

(f)            USSC has disposed of all wastes, including those containing any Hazardous Substances, in compliance with all applicable Environmental Laws;

(g)           There are no past, pending or threatened administrative, regulatory or judicial claims, actions, suits, investigations, demands, proceeding or notices of violation relating in any way to any Environmental Law or Environmental Permit (“Environmental Claims”) against USSC or Sellers;

(h)           There are no circumstances with respect to any parcel of USSC’s owned or leased real property that could (i) form the basis of an Environmental Claim against any USSC or any parcel of USSC’s owned or leased real property or (ii) cause any parcel of USSC’s real property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

For purposes of this Section, the following definitions shall apply:

“Environmental Laws” means any federal, state or local or foreign statue, law, rule or regulation relating to: (a) releases, discharges, spills, leaks or emissions (or threatened releases, discharges, spills, leaks or emissions) of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of hazardous Substances or materials containing hazardous Substances; or (c) otherwise relating to pollution of the environment by Hazardous Substances or the protection of human health form injury form hazardous Substances.

“Environmental Permits” means all permits, licenses, approvals and other authorizations required under applicable Environmental Laws.

“Hazardous Substances” means (a) substances, chemicals or materials in concentrations regulated under any applicable federal, state or local or foreign statute, law, rule or regulation, including, without limitation, the following federal statues and their state counterparts, as well as such statues’ implementing regulations as amended from time to time and as interpreted by administering agencies: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act; (b) regulated concentrations of petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde, polychlorinated biphenyls and radon gas; and (c) any other substances, chemical or materials in concentrations with respect to which a federal, state or local or foreign agency requires environmental investigation, monitoring, reporting or remediation.

5.15        Intellectual Property.  Schedule 5.15 sets forth a complete and accurate description of all intellectual property presently in use by USSC, which intellectual property includes (without limitation) patents, patent applications for letters patent, trademarks, trade names, service marks, copyrights, trade secrets, inventions, formulas, methods, processes. and any other proprietary information or property.  There are no outstanding licenses or consents to third parties granting the right to use any intellectual property owned by USSC.  USSC owns and has the exclusive right to use its intellectual property free and clear of any claims and without any conflict with the rights of others.  No royalties or fees are payable by USSC to any third party by reason of the use of any intellectual property by USSC.  No additional intellectual property is required by USSC for the operation of its business.  The Sellers and all employees of USSC have transferred and assigned to USSC all patents, trademarks, trade names, service marks, copyrights, trade secrets, inventions, formulas, methods, processes, and any other proprietary information or property developed by them that is related to USSC’s business activities.

5.16        Employee Benefit Plans.  USSC has disclosed in writing to SDSP a complete and accurate description of all pension, profit sharing, bonus, deferred compensation, percentage compensation, severance pay, retirement, health, stock option, insurance, or other employee benefit plans and arrangements binding upon USSC.  USSC has complied with the provisions of and has performed the obligations required of it under such plans and arrangements, and USSC is not in default under any provision thereof in any manner.  There have been no material defaults, breaches, or omissions by USSC or any fiduciary under any of the plans or arrangements.  USSC has not incurred any liability of any nature whatsoever not reflected in the Financial Statements under any employee benefit plan or arrangement.

6.             REPRESENTATIONS AND WARRANTIES OF SDSP

SDSP represents and warrants to USSC and Sellers as follows:

6.1          Incorporation.  SDSP has been duly organized and is a valid existing limited liability company under the laws of the State of South Dakota.

6.2          Authorization.  SDSP has the authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement is a valid and legally binding obligation of SDSP, enforceable against SDSP in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

6.3          No Conflicts.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or violation of or default under any agreement or other instrument to which SDSP is a party or by which it is bound.

6.4          Purchase Offer.  SDSP offered to purchase shares from all shareholders of USSC, including Thomas Kurth and Richard Kurth, under the terms and conditions set forth in this Agreement.  Thomas Kurth and Richard Kurth were given full and fair opportunity to participate in the sale of Purchased Shares contemplated by this Agreement.

7.             PRE-CLOSING COVENANTS

7.1          Conduct of Business by USSC Prior to the Closing Date.  USSC and Sellers shall cause USSC to conduct its operations according to the ordinary and usual course of business reasonably consistent with past and current practices, to maintain and preserve its assets, properties, insurance policies, business organization, and advantageous business relationships, and to retain the services of its officers, employees, agents, and independent contractors, and shall not allow USSC to engage in any practice, take any action, or enter into any transaction outside of the ordinary course of business or in violation of this Agreement.  From the date of the execution of this Agreement to the date of Closing of the transaction contemplated hereby, USSC and Sellers will not without SDSP’s consent: (i) commit to or make any obligation which binds USSC to an expense in excess of $10,000.00, (ii) sell any of USSC’s assets except in the ordinary course of business, (iii) issue securities, options, warrants or conversion rights, except as provided in this Agreement, (iv) distribute any dividends, except and as provided in this Agreement, (v) subdivide or combine any class of USSC’s stock, (vi) merge or enter into an agreement to merge or sell substantially all of USSC’s assets, or (viii) enter into any transaction wherein USSC’s common stock is converted into that of another security.

7.2          SDSP’s Examination.  USSC and Sellers shall cause USSC to permit representatives of SDSP to have full access to and to examine, at all reasonable times, and in a manner so as not to interfere with the normal business operations of USSC, the books, records, properties, and assets of USSC.

7.3          Notice of Changes.  USSC shall give to SDSP prompt written notice of any material adverse change in the financial condition, net income, assets, liabilities, operations, or business of USSC.

8.             CONDITIONS PRECEDENT TO OBLIGATION OF SDSP

The obligation of SDSP to effect the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by SDSP:

8.1          Representations, Warranties and Agreements of Sellers.  All representations and warranties of USSC and Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to any earlier date, and USSC and Sellers shall have performed and complied with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by USSC and Sellers on or prior to the Closing Date.

8.2          No Adverse Change.  SDSP shall have determined to its satisfaction that as of the Closing Date there has been no material adverse change in the financial condition, net income, assets, liabilities, operations, or business of USSC.

8.3          Transfer of Shares.  The certificates representing the Purchased Shares shall have been transferred and conveyed by Sellers to SDSP in a manner and by instruments acceptable to SDSP and its counsel, free and clear of all liens, claims, encumbrances, or restrictions of any kind.  The certificates representing the Issued Shares shall have been transferred and conveyed by USSC to SDSP in a manner and by instruments acceptable to SDSP and its counsel, free and clear of all liens, claims, encumbrances, or restrictions of any kind.

8.4          Delivery of Instruments.  USSC and Sellers shall have delivered to SDSP the instruments identified in Section 4 to be delivered by them.

8.5          Completion of Due Diligence to SDSP’s Satisfaction.  SDSP shall have completed its due diligence review of the business, assets, and liabilities of USSC, and shall have found that the same are acceptable to SDSP in its sole discretion.

9.             CONDITIONS PRECEDENT TO OBLIGATION OF USSC AND SELLERS

The obligation of USSC and Sellers to effect the transactions contemplated by this Agreement subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by USSC and Sellers:

9.1          Representations, Warranties and Agreements of SDSP.  All representations and warranties of SDSP contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, and SDSP shall have performed and complied with all of the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with, or satisfied by SDSP on or prior to the Closing Date.

9.2          Delivery of Purchase Price.  SDSP shall have delivered the purchase price as provided in Section 3.

10.          INDEMNIFICATION

10.1        General Indemnity.  USSC and Sellers, on a joint and several basis, agree to indemnify, defend, and hold harmless SDSP and its respective successors and assigns (the “SDSP Indemnified Parties”) from and against any Claims.  Claims, as used in this subsection include any claims, damages, liabilities, penalties, actions, suits, proceedings, demands, assessments, costs and expenses, including reasonable attorneys fees, expenses of investigation, and interest on any payment or expense, at the rate of eight percent (8%) per annum, incurred by SDSP Indemnified Parties arising from or related to (i) any breach of any representation, warranty, covenant or agreement made by USSC and Sellers in this Agreement, (ii) any debts, liabilities, or obligations of any nature (whether absolute, accrued, contingent, or otherwise and whether due or to become due) of USSC occurring or existing before Closing that are not reflected in and adequately provided for in the Financial Statements, (iii) any condition, activity or event, caused in whole or in part, or engaged in, by USSC and that existed or occurred prior to the Closing Date, (iv) the infringement or claimed infringement by USSC on the rights or claimed rights of any person or entity under or in respect to any intellectual property, (v) any tax liability of USSC by any federal, state, or local taxing authority for any time period prior to the Closing Date, (vi) SDSP’s ownership of common stock of USSC, (vii) SDSP’s ownership, exercise, refusal to exercise or release of its right of first refusal provided for in the Vegetable Oil Supply Agreement dated August 2, 1999, (viii) any breach or alleged breach of the Vegetable Oil Supply Agreement dated August 2, 2002, (ix) SDSP’s tender offers to purchase the Purchased Shares and Issued Shares and all negotiations and agreements reached herein, (x) any existing or potential liability arising out of any condition, activity, or event existing or occurring prior to the Closing Date with respect to any property comprising part of the properties or assets of USSC for which there is any material risk of liability to any governmental entity or agency or any other person or entity for the violation of any Environmental Laws or for which there may be liability in tort, or otherwise, and which is related to or arises out of an environmental condition including, if necessary, the costs and expenses of any remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of such environmental condition, (xi) each and every other Claim arising from the acts or omissions of USSC arising or occurring through the Closing, whether known or unknown, and (xii) any liability arising under the alleged employment agreements of James N. Jackson and Richard W. Muckey described in Section 5.12 of this Agreement.  Notwithstanding the foregoing, the obligation of Sellers to indemnify, defend and hold harmless SDSP and its respective successors and assigns from any and all Claims shall be limited to one-fourth of the amount paid to Sellers as the purchase price for the Purchased Shares, with each of the individual Seller’s obligation to indemnify limited to one-fourth of the amount paid to such individual Seller.  Notwithstanding the foregoing, the obligation of Sellers to indemnify, defend and hold harmless SDSP and its respective successors and assigns shall not apply to subsection (xii) above relating to any liability arising under the employment agreements of James N. Jackson and Richard W. Muckey described in Section 5.12 of this Agreement or any other employment contracts, oral or written.

10.2        SDSP Indemnity.  SDSP agrees to indemnify, defend and hold harmless USSC and Sellers and their respective successors and assigns (the “Seller Indemnified Parties”) from and against any Claims. Claims, as used in this subsection, include any claims, damages, liabilities, penalties, actions, suits, proceedings, demands, assessments, costs and expenses, including reasonable attorneys fees, and expenses of investigation, incurred by Seller Indemnified Parties arising from or related to any breach of any representation, warranty, covenant or agreement made by SDSP in this Agreement.  If any Claim is filed or brought against a Seller Indemnified Party which is or may be subject to SDSP’s obligation to indemnify a Seller Indemnified Party as set forth in this subparagraph, then a Seller Indemnified Party shall promptly give SDSP written notice of that Claim and SDSP thereafter shall have the option to defend that Claim at SDSP’s expense using attorneys selected by SDSP.

10.3        Other Indemnification Provisions.  The foregoing indemnification provisions are in addition to, and not in derogation of, any other indemnification provisions in this Agreement, or any contractual, statutory, equitable, or common law remedy any party may have for the breach of any representation, warranty, or covenant.

11.          TERMINATION

11.1        Mutual Consent.  This Agreement may be terminated by the written consent of all the parties.

11.2        By SDSP.  SDSP may terminate this Agreement prior to Closing by giving written notice of termination to Sellers if: (i) Sellers have made a material misrepresentation or are in material breach of the representations and warranties contained in this Agreement; (ii) Sellers are in material default in observance of or in the due and timely performance of any of the agreements and covenants contained in the Agreement; or (iii) Sellers are in material breach of a condition of Closing that has not been previously waived by SDSP.

11.3        By USSC and Sellers.  USSC and, Sellers may terminate this Agreement prior to Closing by giving written notice of termination to SDSP if: (i) SDSP has made a material misrepresentation or is in material breach of the representations and warranties contained in this Agreement; (ii) SDSP is in material breach of a condition of Closing that has not been previously waived by USSC and Sellers.

11.4        Disclosure of Breach.  A breach may not be declared if the action or inaction of a party is capable of cure and the party intending to declare the breach has not given the other party at least 30 days’ prior written notice within which such impending breach may be cured.

12.          DISPUTE RESOLUTION

12.1        Mediation.  The parties hope there will be no disputes arising out of this transaction.  To that end, each commits to cooperate in good faith and to deal fairly in performing its duties under this Agreement in order to accomplish their mutual objectives and avoid disputes.  But if a dispute arises, the parties agree to resolve all disputes by the following alternate dispute resolution process. The parties will seek a fair and prompt negotiated resolution, but if this is not successful, all disputes shall be resolved by binding arbitration; provided, however, that during this process, at the request of either party made not later than twenty-five (25) days after the initial arbitration demand, the parties will attempt to resolve any dispute by nonbinding mediation (but without delaying the arbitration hearing date).  The parties recognize that negotiation or mediation may not be appropriate to resolve some disputes and agree that either party may proceed with arbitration without negotiating or mediating.  The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury, except to the extent that there is a right to appeal provided under Section 12.4.

12.2        Binding Arbitration.  Any claim between the parties, including but not limited to those arising out of or relating to this Agreement and any claim based on or arising from an alleged tort, shall be determined by arbitration in Des Moines, Iowa (or some other place as the parties may agree).  If a party demands a total award greater than $250,000, including interest, attorneys’ fees, and costs, then any party may require that there be three (3) neutral arbitrators.  If the parties cannot agree on the identity of the arbitrator(s) within ten (10) days of the arbitration demand, the arbitrator(s) shall be selected by the administrator of the American Arbitration Association (AAA) office having jurisdiction over Des Moines, Iowa, from its Large, Complex Case Panel (or have similar professional credentials).  Each arbitrator shall be an attorney with at least fifteen (15) years’ experience in commercial law and shall reside in Iowa.  Whether a claim is covered by this Agreement shall be determined by the arbitrator(s).  All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder.

12.3        Procedures.  The arbitration shall be conducted in accordance with the AAA Commercial Arbitration Rules with Expedited Procedures, as modified by this Agreement.  There shall be no dispositive motion practice.  As may be shown to be necessary to ensure a fair hearing, the arbitrator(s) may authorize limited discovery, and may enter pre-hearing orders regarding (without limitation) scheduling, document exchange, witness disclosure and issues to be heard.  The arbitrator(s) shall not be bound by the rules of evidence or of civil procedure, but may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator(s) may determine to be appropriate.  The parties intend to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

12.4        Hearing and Award.  The arbitrator(s) shall take such steps as may be necessary to hold a private  hearing within 90 days of the initial demand for arbitration and to conclude the hearing within three days; and the arbitrator(s)’s written decision shall be made not later than 14 calendar days after the hearing.  The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator(s) may, for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award.  The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim.  In making the decision and award, the arbitrator(s) shall apply applicable substantive law.  Absent fraud, collusion or willful misconduct by an arbitrator, the award shall be final, and judgment may be entered in any court having jurisdiction thereof.  The arbitrator(s) may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys’ fees and costs to the prevailing party but shall not have the power to award punitive or exemplary damages.  The decision and award of the arbitrators need not be unanimous; rather, the decision and award of two arbitrators shall be final.

13.          GENERAL PROVISIONS

13.1        Entire Agreement.  This Agreement contains and constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement.  There are no agreements, understandings, restrictions, warranties, or representations between the parties relating to the subject matter hereof other than those set forth in this Agreement.  This Agreement is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by the USSC, Sellers, and SDSP.

13.2        Schedule.  Schedules attached are made a part of this Agreement by this reference.

13.3        Third Party Consents.  USSC, Sellers, and SDSP mutually agree to cooperate and use reasonable, good faith efforts to prepare all documentation, to effect all filings, and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental bodies as may be necessary to consummate the transactions contemplated by this Agreement.

13.4        Further Actions.  From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

13.5        Publicity.  The parties hereto agree that no public release or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law.

13.6        Amendment.  This Agreement may not be amended, modified, or terminated except by an instrument in writing signed by all parties to this Agreement.

13.7        Construction.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require.  The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained in this Agreement.

13.8        Invalidity.  If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void, or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void, or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be affected thereby.

13.9        Payment of Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall be responsible for its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions-contemplated hereby.

13.10      Binding Effect and Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  SDSP may assign its rights under this Agreement to a related entity, and SDSP and its assignee shall be fully obligated, responsible and liable for the performance of SDSP’s obligations hereunder regardless of any such assignment.  USSC and Sellers may not assign any of their rights or delegate any of their obligations hereunder.  Any assignment in violation hereof shall be void.

13.11      Attorneys’ Fees.  In the event any party instigates litigation or any proceeding to enforce or protect its rights under this Agreement, the party substantially prevailing in any such litigation or proceeding shall be entitled, in addition to all other relief, to reasonable attorneys fees, out-of-pocket costs and disbursements relating to such litigation or proceeding.

13.12      Notices.  All notices and other communications hereunder shall be (i) in writing, dated with the current date of such notice, and signed by the party giving such notice, and (ii) mailed, postpaid, registered or certified, return receipt requested, addressed to the party to be notified, or delivered by personal delivery, by overnight courier, or facsimile.  Notice shall be deemed given when received by the party to be notified or when the party to be notified refuses to accept delivery of the notice.  The initial addresses of the parties shall be as follows:

If to SDSP:

South Dakota Soybean Processors, LLC

Post Office Box 500

100 Caspian Avenue

Volga, SD 57071

Attn: Rodney Christianson

With a copy to:

Woods, Fuller, Shultz & Smith P.C.

Post Office Box 5027

300 South Phillips Avenue, Suite 300

Sioux Falls, South Dakota 57104

Attn: James M. Wiederrich

If to USSC:

Urethane Soy Systems, Co.

535 Elm Place

P.O. Box 569

Princeton, Illinois 61356

If to Sellers:

Bruce Kurth

637 East Peru Street

Princeton, IL 61356

Ed Kurth

2105 Willow Way

Princeton, IL 61356

John Kurth

25 South Sixth Street

Princeton, IL 63156

Richard Kurth

11040 Highway 92

Walnut, IL 61376

John Wawak

902 South Bruner

Hinsdale, IL 60521

Forrest Hickman

Post Office Box 75

Dover, IL 61323

The parties hereto shall have the right from time to time to change their respective addresses by written notice to the other parties.

13.13      Definition of Knowledge.  As used in this Agreement, USSC’s and Sellers’ “knowledge” shall include the knowledge of USSC and Sellers and the employees and agents thereof.

13.14      Time Is of the Essence.  Time shall be of the essence with respect to this Agreement and the consummation of the transactions contemplated hereby.

13.15      Remedies.  Except as specifically set forth in this Agreement, none of the remedies provided for in this Agreement shall be the exclusive remedy of either party for a breach of this Agreement.  The parties hereto shall have the right to seek any other remedy at law or in equity in lieu of or in addition to any remedies provided for in this Agreement.

13.16      Survival of Obligations.  To the extent necessary to carry out the terms and provisions of this Agreement, the obligations and rights arising from or related to this Agreement shall survive the Closing and shall not be merged into the various documents executed and delivered at the time of the Closing.

13.17      Waiver.  No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

13.18      No Strict Construction.  The parties and their counsel have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement

13.19      Governing Law.  This Agreement shall be construed, enforced, and governed in accordance with the laws of the State of Iowa.

13.20.     Venue.  Venue for any legal action arising out of this Agreement shall lie in Polk County, Iowa.

13.21      Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

By	/s/ Rodney Christianson
Its Chief Executive Officer

URETHANE SOY SYSTEMS, CO.

By	/s/ Thomas Kurth
Its President

/s/ Bruce Kurth
Bruce Kurth

/s/ Ed Kurth
Ed Kurth

/s/ John Kurth
John Kurth

/s/ Richard Kurth
Richard Kurth

/s/ John Wawak
John Wawak

/s/ Forrest Hickman
Forrest Hickman